Exhibit 8.2

[Letterhead of Goodwin Procter LLP]

May 6, 2019

TIER REIT, Inc.

5950 Sherry Lane, Suite 700

Dallas, Texas  75225

Ladies and Gentlemen:

This opinion is delivered to you in connection with the merger (the “Company Merger”) of TIER REIT, Inc., a Maryland corporation (the “Company”), with and into Murphy Subsidiary Holdings Corporation, a Maryland corporation (“Merger Sub”) and wholly owned subsidiary of Cousins Properties Incorporated, a Georgia corporation (“Parent”) pursuant to that certain Agreement and Plan of Merger entered into as of March 25, 2019, by and among Parent, Merger Sub, and the Company, including any schedules and exhibits thereto and as amended prior to the date hereof (the “Agreement”).

We are providing this opinion letter to you in connection with the effectiveness of the Form S-4 filed in connection with the Merger.  This opinion relates to the qualification of the Company Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).   Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

For purposes of the opinion set forth below, we have reviewed and relied upon, without independent investigation thereof, the Agreement and the registration statements on Form S-4 filed with the Securities and Exchange Commission on May 6, 2019 with respect to the transactions contemplated by the Agreement, including the Joint Proxy Statement/Prospectus (the “Registration Statements”).  In rendering our opinion we also have relied upon certain statements, representations, warranties and covenants made by the Company and the Parent in the Agreement and in representation letters as of the date hereof and provided to us on the date hereof in connection with our preparation of this opinion, which statements, representations, warranties and covenants we have neither independently investigated nor verified.  We have assumed that such statements, representations and warranties are, and always have been, true, correct and complete, that no actions that are inconsistent with such statements, representations, warranties and covenants will be taken, and that all representations, statements and warranties qualified as to knowledge or belief or otherwise are and will be true, correct and complete as if made without such qualification.  In addition, we have reviewed the form of opinion of counsel to be received by Parent from Wachtell, Lipton, Rosen & Katz with respect to qualification of the Company Merger as a reorganization within the meaning of Section 368(a) of the Code (the “Wachtell Opinion”).

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us.  In addition, this opinion is based on the assumption that (i) the Company Merger will be consummated in accordance with the Agreement, (ii) the Company Merger will qualify as a merger under the applicable laws of Maryland and Georgia, (iii) each of the parties to the Agreement will comply with all applicable reporting obligations with respect to the Company Merger required under the Code and the Treasury Regulations thereunder, and (iv) the Agreement is valid and binding in accordance with its terms.

Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that the Company Merger, when effective, will constitute a reorganization within the meaning of Section 368(a) of the Code.

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We express no opinion herein other than the opinion expressly set forth above.  No opinion is expressed as to the tax consequences of any transaction under foreign, state or local tax law.

The opinion set forth in this letter is based on relevant current provisions of the Code, and the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to change (possibly with retroactive effect).  Changes in applicable law could adversely affect our opinion.  We do not undertake to advise you as to any changes in applicable law after the date hereof that may affect our opinion.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions could adversely affect our opinion.

Our opinion is not binding on the IRS, and the IRS, or a court of law, may disagree with the opinion contained herein.  No ruling has been or will be sought from the IRS by any party to the Agreement as to the United States federal income tax consequences of any aspect of the Company Merger.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statements. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

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Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP